Exhibit 10.1
Quicksilver Gas Services LP
Annual Bonus Plan

Section 1.  Eligibility:  This Annual Bonus Plan (the “Plan”) provides for awards of annual cash bonuses to officers and employees of Quicksilver Resources Inc. (“Quicksilver”) who provide services to Quicksilver Gas Services GP LLC, a Delaware limited liability company (the “General Partner”), the general partner of Quicksilver Gas Services LP, a Delaware limited partnership (the “Partnership”), for the benefit of the Partnership.  The Chief Executive Officer (as defined below) is authorized to establish the aggregate bonus pool available for awards under the Plan pursuant to the criteria set forth below.

Except as provided below for death and disability, (i) only Eligible Employees (as defined below) employed by Quicksilver as of November 1 of a Plan Year and meeting the criteria set forth below are eligible to participate in the Plan for such Plan Year and (ii) in order to receive a bonus under the Plan, an Eligible Employee must be an active, full-time employee in good standing on the date bonuses are paid hereunder.  The bonus of an Eligible Employee who is hired after the beginning of a Plan Year (but on or before November 1 of the Plan Year) will be pro-rated based on the number of calendar days in the Plan Year that he or she is an employee.

If an Eligible Employee dies or becomes disabled and unable to work during the Plan Year, a pro-rated award based on the number of calendar days in the Plan Year that he or she participated in the Plan before his or her death or disability will be paid to the employee or his or her beneficiary at the same time and in the same manner as awards for the Plan Year are paid to other employees.  An Eligible Employee’s beneficiary under the Plan will be the beneficiary designated under Quicksilver’s group life insurance plan.  If no such beneficiary has been designated, the award will be paid to the employee’s estate.

Section 2.  Definitions:

Board of Directors:  The Board of Directors of the General Partner.

Bonus Pool:  The maximum aggregate dollar amount that will be available to be allocated as cash bonuses to Eligible Employees under the Plan for a Plan Year.  The Bonus Pool will be the sum of each Eligible Employee’s Target Incentive multiplied by the “Percent Target Awarded” value corresponding to the estimated performance result as set forth in Table 1 for that Quantitative Performance Measure for the Plan Year and further multiplied by the Weighting Factor applicable to that Quantitative Performance Measure.

Chief Executive Officer:  The Chief Executive Officer of the General Partner.

Earnings per Unit:  The Partnership’s earnings per unit for the current Plan Year estimated as of October 31 of the Plan Year.

Eligible Employee:  An officer or employee of Quicksilver, including an employee of Quicksilver who is seconded to the General Partner, who provides services to the General Partner for the benefit of the Partnership and who is selected to participate in the Plan for a Plan Year by the Chief Executive Officer.

Performance Rating:  The performance rating assigned to each Eligible Employee by the Chief Executive Officer or his designees (or, with respect to an executive officer of the General Partner, the Board of Directors), based upon an assessment of the employee’s job performance during the Plan Year.  Each Eligible Employee will receive a percentage performance rating ranging from 0% to 200%, with a rating of 200% representing the highest level of performance.

Plan Year:  The calendar year.  The first Plan Year will begin January 1, 2008, and end December 31, 2008.

Quantitative Performance Goals:  Performance goals for each of the Quantitative Performance Measures as established by the Board of Directors.

Quantitative Performance Measures:  Earnings per Unit and Return on Average Capital Employed.

Return on Average Capital Employed:  The Partnership’s Return on Average Capital Employed for the current Plan Year estimated as of October 31 of the Plan Year.  Return on Average Capital Employed is determined by dividing (i) earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the period by (ii) the average Property, Plant and Equipment balance for the period.

Target Incentive:  The Chief Executive Officer will assign to each Eligible Employee a Target Incentive that is a function of his or her position and base salary, and which represents the unadjusted bonus that the employee would receive if he or she receives a Performance Rating of 100% for the Plan Year and the Bonus Pool is an amount sufficient to pay bonuses of 100% of Target Incentive for all Eligible Employees; provided, however, that with respect to an Eligible Employee who is an executive officer of the General Partner, the Target Incentive will be established by the Board of Directors.

Weighting Factor:  The weighting percentage assigned to each Quantitative Performance Measure, as set forth in Table 1 attached hereto.

Section 3.  Calculation of Awards: With respect to each Quantitative Performance Measure, an Eligible Employee’s Target Incentive is multiplied by the “Percent Target Awarded” value corresponding to the estimated performance result as set forth in Table 1 for that Quantitative Performance Measure and further multiplied by the Weighting Factor applicable to that Quantitative Performance Measure.  The resulting products for each Quantitative Performance Measure are then summed, and that sum is multiplied by the Eligible Employee’s Performance Rating, as assigned to each Eligible Employee based on an assessment of the employee’s job performance, to obtain the Eligible Employee’s award; provided, however, that the aggregate of the awards paid to Eligible Employees shall not exceed the Bonus Pool.

If an Eligible Employee terminates employment with Quicksilver before he or she has been paid an actual bonus under the Plan, the Chief Executive Officer may, but is not required to, adjust the Bonus Pool or award amounts in any manner that he deems necessary or appropriate to reflect the reduced participation in the Plan.

Section 4.  Payment of Awards:  Payment of an award will be made by the General Partner or Quicksilver in a lump sum payment in cash, and will be made no later than March 15 following the end of the Plan Year.  Awards under the Plan are intended to be “Seconded Employee Expenses” within the meaning of that certain Services and Secondment Agreement dated as of August 10, 2007, between Quicksilver and the General Partner and are subject to the terms of such agreement, including without limitation Sections 3.2 and 4.2 thereof.  Quicksilver and the General Partner may deduct from any award such amounts as may be required to be withheld under any federal, state or local tax laws.  It is intended that any bonus awarded under the Plan will not constitute a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

Section 5.  No Contract:  The Plan is not and will not be construed as an employment contract or as a promise or contract to pay awards to participants or their beneficiaries.  No person will accrue any right to a bonus under the Plan unless and until such award has been paid to such person.  The Plan has been approved by the Board of Directors and may be amended from time to time by the Board of Directors without notice; provided that the Chief Executive Officer may modify the Weighting Factors, Quantitative Performance Measures, Quantitative Performance Goals and Percent Target Awarded criteria set forth in Table 1 at the beginning of the Plan Year.  No participant or beneficiary may sell, assign, transfer, discount or pledge as collateral for a loan, or otherwise anticipate any right to payment of an award under the Plan.

Section 6.  Administration of the Plan:  The Chief Executive Officer (or, with respect to an award to an executive officer of the General Partner, the Board of Directors) has the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing an award of an incentive bonus.  The interpretation and construction by the Chief Executive Officer or the Board of Directors of any such provision and any determination by the Chief Executive Officer or the Board of Directors pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive.  Neither the Chief Executive Officer nor any member of the Board of Directors will be liable for any such action or determination made in good faith.

TABLE 1

ATTACHED TO QUICKSILVER GAS SERVICES LP
ANNUAL BONUS PLAN

I.  Quantitative Performance Measures and Weighting Factors

Quantitative Performance Measure	Weighting Factor

Earnings per Unit	50%
Return on Average Capital Employed	50%

II.  Determination of Performance and Preliminary Awards

Performance[1]	Percent Target Awarded
120% of Budget	200.00%
119% of Budget	195.00%
118% of Budget	190.00%
117% of Budget	185.00%
116% of Budget	180.00%
115% of Budget	175.00%
114% of Budget	170.00%
113% of Budget	165.00%
112% of Budget	160.00%
111% of Budget	155.00%
110% of Budget	150.00%
109% of Budget	145.00%
108% of Budget	140.00%
107% of Budget	135.00%
106% of Budget	130.00%
105% of Budget	125.00%
104% of Budget	120.00%
103% of Budget	115.00%
102% of Budget	110.00%
101% of Budget	105.00%
100% of Budget	100.00%
99% of Budget	98.00%
98% of Budget	96.00%
97% of Budget	94.00%
96% of Budget	92.00%
95% of Budget	90.00%
94% of Budget	88.00%
93% of Budget	86.00%
92% of Budget	84.00%
91% of Budget	82.00%
90% of Budget	80.00%
89% of Budget	78.00%
88% of Budget	76.00%
87% of Budget	74.00%
86% of Budget	72.00%
85% of Budget	70.00%
84% of Budget	68.00%
83% of Budget	66.00%
82% of Budget	64.00%
81% of Budget	62.00%
80% of Budget	60.00%
Less than 80% of Budget but more than 50% of Budget	50%
50% of Budget or below	25.00%[2]

“Budget” represents (i) with respect to Earnings per Unit, the applicable performance measure budgeted for the Plan Year in the Partnership’s 2008 Budget approved by the Board on December 10, 2007, and (ii) with respect to Return on Average Capital Employed, the applicable performance goal established by the Board of Directors for purposes of the Plan on December 10, 2007.

The Quantitative Performance Goals will be calculated so as to exclude the effects of any extraordinary or nonrecurring events (including any material restructuring charges, financial or otherwise), or any changes in accounting principles, acquisitions or divestitures.

1 Performance results will be rounded to the closest whole percentage of Budget to determine the performance level attained.
2 The Percent Target Awarded for performance of less than 50% of Budget may be any percent from 0-25% at the discretion of the Chief Executive Officer.